EXHIBIT 99.1

REVA Announces Organizational Changes

Commercial Rollout of Fantom Progressing in Europe

San Diego, California and Sydney, Australia (Friday, 14 July 2017, AEST) – REVA Medical, Inc. (ASX: RVA), as part of its transition to commercial operations, today announced the hiring of a new chief financial officer, a vice president of European sales, and the appointment of a new director to its board. These changes signal the shift in focus to commercial roll out of Fantom, which has commenced in Europe. As part of these changes, the Company also announced the retirement of two long-serving executives and one board member.

Brandi Roberts will become Senior Vice President and Chief Financial Officer, effective August 28, 2017. Ms. Roberts will replace Katrina Thompson who will be retiring. Robert Schultz, the Company’s President and Chief Operating Officer is also retiring. Carmelo Mastrandrea will become Vice President of European Sales, effective August 1, 2017. The Company also announced the appointment of Ray Larkin to its board of directors to fill the vacancy created by the retirement of Gordon E. Nye who is stepping down after serving on the board since the Company’s founding in 1999.

Ms. Roberts has over 20 years of public accounting and finance experience, including 18 years at publicly traded pharmaceutical, medical technology, and life science companies. Ms. Roberts most recently served as Chief Financial Officer at Mast Therapeutics, Inc., a publicly traded US-based biopharmaceutical company. Ms. Roberts is a certified public accountant and received a B.S. in Business Administration from the University of Arizona and an M.B.A. from the University of San Diego.

Carmelo Mastrandrea brings 17 years of experience in sales, including over ten years in cardiovascular medical devices. Prior to joining REVA, he most recently served as General Manager for Biosensors Europe SA’s business in the D-A-C-H region (Germany, Austria, and Switzerland). Mr. Mastrandrea received Swiss Federal diplomas in Machine Engineering (Mitecha Engineering School in Aarau) and Business (KV Business School in Basel).

Mr. Larkin brings significant operating and board expertise to REVA. He currently serves as board chair of Align Technology and recently served as board chair of Heartware, Inc. prior to its acquisition by Medtronic, plc. Previously, he was a part time venture partner at Cutlass Capital, and Chief Executive Officer at Eunoe, Inc. and Nellcor Puritan Bennett, Inc. Mr. Larkin received his B.S. in Industrial Management from LaSalle University and is a former captain in the United States Marine Corps.

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111     •     +1 (858) 966-3000     •     +1 (858) 966-3099 (FAX)     •     www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000     •     +61 2 9237 2800

ARBN 146 505 777     •     REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability

REVA Medical, Inc. – ASX AnnouncementPage 2

Commenting on the organizational changes, Reggie Groves, REVA’s chief executive officer, said, “We are very excited to have Brandi, Ray, and Carmelo joining the REVA team, they bring an incredible amount of experience and expertise that will help ensure our success in transitioning from a purely R&D organization to a fully commercial enterprise focused on growing sales and expanding our product portfolio. At the same time, it’s important to thank Katrina, Bob, and Gordie for all of the significant contributions they have made to REVA over the years; their leadership and resourcefulness were instrumental in helping to put us in the exciting position of commercializing Fantom. We are grateful for their dedication to the Company’s success.”

In addition to these changes, the Company effected a reduction in headcount today of ten employees whose positions were eliminated in connection with the transition to commercial operations.

About REVA

REVA is a medical device company located in San Diego, California, USA, that has developed and commercialized a proprietary bioresorbable scaffold, as an alternative to metal stents, to treat coronary artery disease. Scaffolds provide restoration of blood flow, support the artery through the healing process, then disappear (or “resorb”) from the body over a period of time. This resorption allows the return of natural movement and function of the artery, a result not attainable with permanent metal stents. The Company’s Fantom® scaffold, which received European CE Marking on April 3, 2017, is designed to offer an ideal balance of thinness and strength, with distinct ease-of-use features including complete scaffold visibility under x-ray, expansion with one continuous inflation, and no procedural time limitations.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management's beliefs, assumptions and expectations and on information currently available to management. All statements that are not statements of historical fact, including statements that address future operating plans or performance and events or developments that may occur in the future, are forward-looking statements, such as those statements regarding the projections and timing surrounding commercial operations and sales, clinical trials, pipeline product development, and future financings. No undue reliance should be placed on forward-looking statements. Although management believes forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to vary materially from those expressed in forward-looking statements, including the risks and uncertainties that are described in the "Risk Factors" section of REVA’s Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the “SEC”) on February 28, 2017 and as updated in periodic reports thereafter. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States	Australia	Australia
Investor & Media Enquiries:	Investor Enquiries:	Media Enquiries:
REVA Medical, Inc.	Inteq Limited	Buchan Consulting
Cheryl Liberatore	Kim Jacobs	Rebecca Wilson
Director, Communications	+61 438 217 279	+61 3 9866 4722
+1 858-966-3045	Andrew Cohen
+61 408 333 452

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111     •     +1 (858) 966-3000     •     +1 (858) 966-3099 (FAX)     •     www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000     •     +61 2 9237 2800

ARBN 146 505 777     •     REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability